SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 24 2007 (October 18, 2007)

PHOENIX FOOTWEAR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31309	15-0327010
(Commission File Number)	(IRS Employer Identification No.)

5840 El Camino Real, Suite 106, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 602-9688

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 18, 2007, Kenneth E. Wolf announced his intention to resign as the Chief Financial Officer and Secretary of Phoenix Footwear Group, Inc. (the “Company”), effective November 15, 2007. In connection with this transition, Mr. Wolf will receive severance in the form of continuation of his salary for eight months and company paid health benefits during this time.

Scott Sporrer, the Company’s Controller, was appointed on October 22, 2007, to serve as the Company’s interim Chief Financial Officer effective upon the effective date of Mr. Wolf’s resignation. Mr. Sporrer has served as the Company’s controller since 2005. Prior to Phoenix Footwear, Scott, a Certified Public Accountant, served as a Senior Associate at Relational Advisors, LLC, where he advised middle market and Fortune 500 clients on mergers and acquisitions, private financings, and shareholder matters. Scott began his career at Ernst & Young providing auditing and consulting services over a six year period. In connection with his appointment, Mr. Sporrer’s annual salary will be adjusted from $170,000 to $200,000.

There is no arrangement or understanding between Mr. Sporrer and any other person, pursuant to which Mr. Sporrer is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally, there is no family relationship between Mr. Sporrer and any other person that would require disclosure under Item 401(d) of Regulation S-K. Mr. Sporrer is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

Also, Prasad Reddy will be leaving his position as Vice President, Sourcing of the Company. On October 19, 2007, Mr. Reddy announced his intention to resign from his position effective October 26, 2007. Mr. Prasad will receive six months of salary continuation and company paid health benefits during this time. The Company’s press release announcing these officers transitions is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release issued October 24, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.

Date: October 24, 2007	By:	/s/ Cathy B. Taylor
	Name:	Cathy B. Taylor
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued October 24, 2007